Exhibit 5.8

CONSENT OF S. DORMAN

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.
The technical report dated March 9, 2011 (as revised on March 24, 2011) entitled “Economic Assessment NI 43-101 Technical Report, Twangiza Phase 1 Gold Project, South Kivu Province, Democratic Republic of the Congo” (the “Twangiza Report”); and

2.	The material change report of the Company dated March 10, 2011, which includes reference to the undersigned in connection with the technical information therein.

Date: September 13, 2011

/s/ Steven A. Dorman
Name: Steven A. Dorman, Pr. Eng.
Title: Director
Metago Environmental Engineers (Pty) Ltd.